PACIFIC RIM MINING CORP.
(the "Corporation")

MAJORITY VOTING POLICY

The Board of Directors believes that each director should have the confidence and support of the shareholders of the Corporation. To this end, the Board of Directors has unanimously adopted this Majority Voting Policy. Future nominees for election to the Board of Directors will be required to confirm that they will abide by this Majority Voting Policy.

In an uncontested election of directors of the Corporation:

(a)	nominees shall be listed individually and shareholders shall be allowed to vote for each director individually; and

(b)

any nominee in respect of whom a greater number of votes "withheld" than votes "for" are validly cast will promptly submit his or her offer of resignation for the consideration of the Nominating Committee of the Board.

Promptly following receipt of an offer of resignation arising from the foregoing circumstances, the Nominating Committee will meet to review the matter and make a recommendation to the Board of Directors after reviewing the matter. In considering the resignation offer, the Nominating Committee and the Board of Directors will consider all factors they deem relevant, including, but not limited to, any stated reasons why shareholders "withheld" votes from the election of the director, the length of service and the qualifications of the director, the director's contributions to the Corporation and the Board, and the effect any such resignation may have on the Corporation's ability to comply with any applicable laws or governance rules or policies. The decision of the Board of Directors regarding whether to accept or reject a resignation offer will be disclosed to the public. A director who offers his or her resignation pursuant to this Majority Voting Policy will not participate in any meeting of the Board of Directors or the Nominating Committee at which the offer of resignation is considered.

This Majority Voting Policy does not apply in circumstances involving contested director elections.

This Majority Voting Policy was initially adopted by the Board of Directors on June 7, 2013.

Pacific Rim Mining Corp.
(the "Corporation")

ADVANCE NOTICE POLICY

INTRODUCTION

The Corporation is committed to: (i) facilitating an orderly and efficient process for holding annual general meetings and, when the need arises, special meetings of its shareholders; (ii) ensuring that all shareholders receive adequate advance notice of the director nominations and sufficient information regarding all director nominees; and (iii) allowing shareholders to register an informed vote for directors of the Corporation after having been afforded reasonable time for appropriate deliberation.

PURPOSE

The purpose of this Advance Notice Policy (the "Policy") is to provide shareholders, directors and management of the Corporation with a clear framework for nominating directors of the Corporation. This Policy fixes a deadline by which director nominations must be submitted to the Corporation prior to any annual or special meeting of shareholders and sets forth the information that must be included in the notice to the Corporation for the notice to be in proper written form in order for any director nominee to be eligible for election at any annual or special meeting of shareholders.

It is the position of the board of directors of the Corporation (the "Board") that this Policy is in the best interests of the Corporation, its shareholders and other stakeholders. This Policy will be subject to an annual review by the Board, which shall revise the Policy if required to reflect changes by securities regulatory authorities or stock exchanges, and to address changes in industry standards from time to time as determined by the Board.

NOMINATIONS OF DIRECTORS

1.

Only persons who are qualified to act as directors under the Business Corporations Act (British Columbia) (the "Act") and who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. At any annual meeting of shareholders, or at any special meeting of shareholders at which directors are to be elected, nominations of persons for election to the Board may be made only:

	a.	by or at the direction of the Board, including pursuant to a notice of meeting;

	b.	by or at the direction or request of one or more shareholders pursuant to a valid "proposal" as defined in the Act and made in accordance with Part 5, Division 7 of the Act;

	c.	pursuant to a requisition of the shareholders that complies with and is made in accordance with section 167 of the Act, as such provisions may be amended from time to time; or

	d.	by any person (a "Nominating Shareholder") who:

(i)

at the close of business on the date of the giving by the Nominating Shareholder of the notice provided for below and at the close of business on the record date fixed by the Corporation for such meeting, (a) is a "registered owner" (as defined in the Act) of one or more shares of the Corporation carrying the right to vote at such meeting, or (b) beneficially owns shares carrying the right to vote at such meeting and provides evidence of such ownership that is satisfactory to the Corporation, acting reasonably. In cases where a Nominating Shareholder is not an individual, the notice set forth in paragraph 4 below must be signed by an authorized representative, being a duly authorized director, officer, manager, trustee or partner of such entity who provides such evidence of such authorization that is satisfactory to the Corporation, acting reasonably; and

		(ii)	in either case, complies with the notice procedures set forth below in this Policy.

2.

In addition to any other requirements under applicable laws, for a nomination to be validly made by a Nominating Shareholder in accordance with this Policy, the Nominating Shareholder must have given notice thereof that is both timely (in accordance with paragraph 3 below) and in proper written form (in accordance with paragraph 4 below) to the Corporate Secretary of the Corporation at the principal executive offices of the Corporation.

3.	To be timely, a Nominating Shareholder's notice to the Corporate Secretary of the Corporation must be made:

a.

in the case of an annual meeting of shareholders, not less than thirty (30) days nor more than sixty-five (65) days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than fifty (50) days after the date (the "Notice Date") on which the first public announcement (as defined below) of the date of the annual meeting was made, notice by the Nominating Shareholder may be given not later than the close of business on the tenth (10th ) day following the Notice Date; and

b.

in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th ) day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

The time periods for the giving of a Nominating Shareholder's notice set forth above shall in all cases be determined based on the original date of the applicable annual meeting and/or special meeting of shareholders, and in no event shall any adjournment or postponement of a meeting of shareholders, or the reconvening of any adjourned or postponed meeting of shareholders, or the announcement thereof, commence a new time period for the giving of a Nominating Shareholder's notice as described above.

4.	To be in proper written form, a Nominating Shareholder's notice must be addressed to the Corporate Secretary of the Corporation, and must set forth:

a.

as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (i) the name, age, business address and residential address of the person; (ii) the present principal occupation or employment of the person and the principal occupation or employment within the five years preceding the notice; (iii) the citizenship of such person; (iv) the class or series and number of shares in the capital of the Corporation which are, directly or indirectly, controlled or directed or which are owned, beneficially or of record, by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (v) a statement as to whether such person would be "independent" of the Corporation (within the meaning of sections 1.4 and 1.5 of National Instrument 52-110, Audit Committees, of the Canadian Securities Administrators, as such provisions may be amended from time to time) if elected as a director at such meeting and the reasons and basis for such determination;

b.

the full particulars regarding any oral or written proxy, contract, agreement, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote or direct the voting of any shares of the Corporation; and

c.

any other information relating to such Nominating Shareholder that would be required to be made in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws.

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or that would reasonably be expected to be material to a reasonable shareholder's understanding of the experience, independence and/or qualifications, or lack thereof, of such proposed nominee. As soon as practicable following receipt of a Nominating Shareholder's notice (and such other information referred to above, as applicable) that complies with this Policy, the Corporation shall publish the details of such notice through a public announcement.

5.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this Policy; provided, however, that nothing in this Policy shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which such shareholder would have been entitled to submit a proposal pursuant to the provisions of the Act or at the discretion of the Chairman. The Chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the provisions of this Policy and, if the Chairman determines that any proposed nomination was not made in compliance with this Policy, to declare that such defective nomination shall be disregarded.

6.	For purposes of this Policy:

a.

"public announcement" shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com; and

b.

"Applicable Securities Laws" means, collectively, the applicable securities statutes of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each relevant province and territory of Canada, and all applicable securities laws of the United States.

7.

Notwithstanding any other provision of this Policy, notice given to the Corporate Secretary of the Corporation pursuant to this Policy may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time by the Corporate Secretary of the Corporation for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Corporate Secretary at the address of the principal executive offices of the Corporation, sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) or received by email (at the address as aforesaid); provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Pacific Time) on a business day, then such delivery or electronic communication shall be deemed to have been made on the next business day.

8.	Notwithstanding the foregoing, the Board may, in its sole discretion, waive any provision or requirement of this Policy.

GOVERNING LAW

This Policy shall be interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

EFFECTIVE DATE

This Policy was approved and adopted by the Board on June 7, 2013 and is and shall be effective and in full force and effect in accordance with its terms and conditions from and after such date, provided that if this Policy is not ratified and approved by an ordinary resolution of shareholders of the Corporation at the Corporation's next shareholder meeting following the effective date of this Policy, the Policy shall, from and after the date of such shareholder meeting, cease to be of any force and effect.